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                                                                    EXHIBIT 99.1

                IDEX CORPORATION ACQUIRES ISOLATION TECHNOLOGIES
     IN A STRATEGIC EXPANSION OF ITS HEALTH AND SCIENCE TECHNOLOGIES SEGMENT

NORTHBROOK, IL, OCTOBER 18, 2007 -- IDEX CORPORATION (NYSE: IEX) today announced the acquisition of Isolation Technologies, a leading developer of advanced column hardware and accessories for the High Performance Liquid Chromatography
(HPLC) market. HPLC instruments are used in a variety of analytical chemistry applications, with primary commercial applications including drug discovery and quality control measurements for pharmaceutical and food/beverage testing.

Headquartered in Hopedale, MA, Isolation Technologies has annual revenues of approximately $11 million. Isolation Technologies will be operated as part of the company's Sapphire Engineering business within IDEX's Health and Science Technologies segment. The cash consideration was just under $30 million and is expected to be accretive to IDEX's earnings in 2008.

Commenting on the acquisition, IDEX Chairman and Chief Executive Officer Larry Kingsley said, "Isolation Technologies fits IDEX's growth strategy exceptionally well and is an excellent addition to our Health and Science Technologies segment. The expansion of our Sapphire Engineering business will broaden our product offering, enhancing our ability to meet our customers' needs in the growing, global market for analytical, biotechnology and diagnostic instrumentation solutions."

Rick Hersom, cofounder and president of Isolation Technologies stated "IDEX Health and Science's world-wide sales force will allow new customer access and growth." Cofounder and vice president Michael Rigoli added "Isolation Technologies' column hardware platforms are a perfect complement to IDEX's broad HPLC product portfolio."

ABOUT IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".